Exhibit 6.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement"), dated effective as of May 7, 2023 (the "Effective Date"), is entered into by and among Carlos Hurtado a resident of the state of Florida, individually and as Managing Member of MVD Group, LLC ("Hurtado") and MVD Group, LLC, a Florida limited liability company (collectively with Hurtado, the "Seller") and NxGen Brands Inc., a Nevada corporation ("Buyer").

WHEREAS, Seller is the owner of 14,190,125 (Fourteen Million One Hundred Ninety One Hundred Twenty-Five) shares of Common Stock, (the "Stock"), of Buyer; and

WHEREAS, Seller was formerly an officer and director of Buyer and has resigned all positions with Buyer; and

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to acquire from Seller, all right, title and interest in and to the Stock (the "Purchased Stock").

NOW, THEREFORE, in consideration of the foregoing premises and the mutual benefits to accrue to each of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Agreement to Sell and Purchase; Deliveries. Seller hereby sells, transfers and delivers to Buyer all right, title and interest in and to the Purchased Stock free and clear of any and all liens, claims or encumbrances, other than liens created by operation of law under the Securities Act of 1933, as amended (the "Securities Act"), or other applicable securities laws. At the Closing (as defined below), Seller will deliver to Buyer one or more duly executed stock powers, medallion guaranteed transferring the Purchased Stock to Buyer.

2.       Purchase Price and Security.

(a)       At the Closing, as full consideration for the Purchased Stock, the Buyer will issue to the Seller a promissory note in the original principal amount of $250.000, the form of which is attached hereto as Exhibit A.

(b)       The Shares shall be Pledged pursuant to the Pledge Agreement of even date herewith and shall be held in Escrow by the Escrow Agent pursuant to the Escrow Agreement of even date herewith.

3.       Closing. The closing shall take place as soon as possible after the Effective date but not more than three business days (the "Closing Date") at such place as Seller and Buyer may agree upon in writing (the "Closing").

4.       Representations of Seller. Seller represents and warrants to Buyers the following:

(a)       Title to the Purchased Stock. Seller has good and valid title to the Purchased Stock, as applicable, free and clear of any and all liens, claims or encumbrances, other than liens created by operation of law under the Securities Act, or other applicable securities laws.

(b)       Power and Authority. Seller has all requisite power and authority to execute and deliver this Agreement, the stock power delivered herewith and all other documents, if any, contemplated by this Agreement to which it is a party. This Agreement and the stock powers delivered herewith have been duly executed and delivered by Seller and constitute the legal, valid and binding agreements of Seller.

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(c)        Affiliate Status. Seller is an affiliate of the Company. However, on or before the Closing Date, Seller shall have delivered to the Company his resignation as a director of the Company and any other position held with the Company.

5.       Representations of the Buyer. Buyer represents and warrants to the Seller the following:

(a)       Organization and Good Standing. Buyer, to the extent such Buyer is a corporation, partnership, trust, limited liability company, association or other entity, as applicable, is duly formed, validly existing and in good standing under the laws of the state of formation or organization, as applicable. Buyer, to the extent applicable, is not in violation of its certificate of incorporation and bylaws or similar governing documents.

(b)       Power and Authority. Buyer has all requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement The execution, delivery and performance by Buyer of the Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all requisite organisational action of such Buyer.

(c)       Purchase for Own Account for Investment. Buyer is purchasing the Purchased Stock for Buyer's own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Purchased Stock within the meaning of the Securities Act. Buyer has no present intention of selling or otherwise disposing of all or any portion of the Purchased Stock and no one other than Buyer has any beneficial ownership of any of the Purchased Stock.

(d)       Understanding of Risks. Buyer is fully aware of: (i) the highly speculative nature of the Securities; (ii) the financial hazards involved; (iii) the lack of liquidity of the Purchased Stock and the restrictions on transferability of the Securities; (iv) the qualifications and backgrounds of the management of the Company; and (v) the tax consequences of acquiring the Purchased Stock.

(e)       Buyer's Qualifications. Buyer is aware of the character, business acumen and general business and financial circumstances of the Company. By reason of such Buyer's business or financial experience, the Buyer is capable of evaluating the merits and risks of this acquisition, has the ability to protect Buyer's own interests in this transaction and is financially capable of bearing a total loss of the Purchased Stock.

(f)       No General Solicitation. At no time was Buyer presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the Purchased Stock.

(g)       Compliance with Securities Laws. Buyer understands and acknowledges that, in reliance upon the representations and warranties made by the Buyer herein, the Purchased Stock are not being registered with the U.S. Securities and Exchange Commission (the "SEC') under the Securities Act, or being qualified under any state securities laws, but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act or other applicable state securities laws which impose certain restrictions on Buyer's ability to transfer the Purchased Stock.

(h)       Restrictions on Transfer. Buyer understands that it may not transfer any Purchased Stock unless such the Purchased Stock are registered under the Securities Act or qualified under the applicable, state securities laws or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available. Buyer understands that only the Company may file a registration statement with the SEC or the applicable state securities commissioners and that the Company is under no obligation to do so with respect to the Purchased Stock. Buyer has also been advised that exemptions from registration and qualification may not be available or may not permit such Buyer to transfer all or any of the Purchased Stock in the amounts or at the times proposed by such Buyer.

(i)       Indemnification and Hold Harmless. Buyer agrees to indemnify and hold harmless Seller from and against any and all losses, claims, damages, liabilities or expenses arising out of any action by Buyer or its representatives, or any misrepresentation or breach of warranty made by Buyer in this Agreement or in its conduct of business after the date hereof.

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6.       Legends. The Buyer understands and agrees that the Company will place the legends set forth below or similar legends on any stock certificate(s) or other paperless notice evidencing the Securities, together with any other legends that may be required by state or federal securities laws, the Company's Articles of Incorporation or Bylaws:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THERE FROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

7.       Miscellaneous.

(a)          Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between Buyer and Seller with respect to the subject matter hereof. This Agreement may not be later modified except by a further writing signed by Buyers and Seller, and no provision of this Agreement may be waived except by a writing signed by the party waiving the benefit of such provision.

(b)         Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

(c)          No Waiver. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.

(d)         Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

(e)          Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

(f)           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(g)          Governing Law; Place of Performance. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to applicable principles of conflicts of law. Any dispute arising here from shall only be brought in the Courts of the State of Florida located in Miami-Dade County, Florida.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:

/s/ Carlos Hurtado
Carlos Hurtado, individually and as Manager of MVD Group, LLC

BUYER:

NxGen Brands Inc.

By:	/s/ Joseph Lawanson
Name:	Joseph Lawanson
Title:	CEO

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

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EXHIBIT A

FORM OF NOTE

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